                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                -------------------------------
                                                         OMB APPROVAL
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                                                OMB Number: 3235-0145
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                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*



                        Ditech Communications Corporation
                   -------------------------------------------
                                (Name of Issuer)



                         Common Stock, par value $0.001
                   -------------------------------------------
                         (Title of Class of Securities)




                                   25500 M 103
                   -------------------------------------------
                                 (CUSIP Number)




                                December 31, 2000
                   -------------------------------------------
             (Date of Event Which Requires Filing of This Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                   /X/      Rule 13d-1(b)

                   / /      Rule 13d-1(c)

                   / /      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

 ------------------------------------------                                               --------------------------------------
 CUSIP NO. 25500 M 103                                           13G                      PAGE 2 OF 8 PAGES
 ------------------------------------------                                               --------------------------------------
 ---------- --------------------------------------------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            KENNETH E. JONES
 ---------- --------------------------------------------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b)
 ---------- --------------------------------------------------------------------------------------------------------------------
 3          SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
 -------------------------------------------------------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

                                     698,405**
          NUMBER OF            ----- -------------------------------------------------------------------------------------------
            SHARES             6     SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  -0-
             EACH              ----- -------------------------------------------------------------------------------------------
          REPORTING            7     SOLE DISPOSITIVE POWER
            PERSON
            WITH:                    698,405**
                               ----- -------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     -0-
 ---------- --------------------------------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            698,405**
 ---------- --------------------------------------------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            NOT APPLICABLE.
 ---------- --------------------------------------------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.37%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            IN
 -------------------------------------------------------------------------------------------------------------------------------

** Includes: (i) 583,967 shares held by Seahawk Ranch Irrevocable Trust, of which Mr. Jones is a trustee; (ii) 94,438 shares held by Seahawk Investment Trust, of which Mr. Jones is a trustee; (iii) 20,000 shares which may be acquired upon exercise of stock options exercisable within 60 days of December 31, 2000.

 ------------------------------------------                                               --------------------------------------
 CUSIP NO. 25500 M 103                                           13G                      PAGE 3 OF 8 PAGES
 ------------------------------------------                                               --------------------------------------
 ---------- --------------------------------------------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            SEAHAWK RANCH IRREVOCABLE TRUST
 ---------- --------------------------------------------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b)
 ---------- --------------------------------------------------------------------------------------------------------------------
 3          SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
 -------------------------------------------------------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

                                     583,967***
          NUMBER OF            ----- -------------------------------------------------------------------------------------------
            SHARES             6     SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  -0-
             EACH              ----- -------------------------------------------------------------------------------------------
          REPORTING            7     SOLE DISPOSITIVE POWER
            PERSON
            WITH:                    583,967***
                               ----- -------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     -0-
 ---------- --------------------------------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            583,967***
 ---------- --------------------------------------------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            NOT APPLICABLE.
 ---------- --------------------------------------------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            1.98%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            OO
 ---------- --------------------------------------------------------------------------------------------------------------------

*** Seahawk Ranch Irrevocable Trust ("Seahawk"), of which Mr. Jones is a trustee, has entered into collar arrangements with respect to an aggregate of 300,000 shares. Under each collar arrangement, Seahawk wrote a covered call option and purchased a put option. On the expiration date of each such collar arrangement, only one of the options can be in the money, at which time the in-the-money option will be exercised and the other option will expire. If neither option is in the money on the expiration date, both options will expire.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------------------                                               --------------------------------------
 CUSIP NO. 25500 M 103                                           13G                      PAGE 4 OF 8 PAGES
 ------------------------------------------                                               --------------------------------------
 ---------- --------------------------------------------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            SEAHAWK INVESTMENT TRUST
 ---------- --------------------------------------------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b)
 ---------- --------------------------------------------------------------------------------------------------------------------
 3          SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
 -------------------------------------------------------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

                                     94,438
          NUMBER OF            ----- -------------------------------------------------------------------------------------------
            SHARES             6     SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                  -0-
             EACH              ----- -------------------------------------------------------------------------------------------
          REPORTING            7     SOLE DISPOSITIVE POWER
            PERSON
            WITH:                    94,438
                               ----- -------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     -0-
 ---------- --------------------------------------------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            94,438
 ---------- --------------------------------------------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            NOT APPLICABLE.
 ---------- --------------------------------------------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.32%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            OO
 ---------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
          (a)      NAME OF ISSUER:

                   Ditech Communications Corporation

          (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   825 E. Middlefield Road
                   Mountain View, CA  94043

ITEM 2.
          (a)      NAMES OF PERSONS FILING:

                   Kenneth E. Jones
                   Seahawk Ranch Irrevocable Trust
                   Seahawk Investment Trust

          (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   The address for each of Kenneth E. Jones, Seahawk Ranch Irrevocable Trust and Seahawk Investment Trust is:

                   550 Pilgrim Drive, Suite F
                   Foster City, CA  94404

          (c)      CITIZENSHIP OF ALL OF THE PERSONS FILING:

                   United States

          (d)      TITLE OF CLASS OF SECURITIES:

                   Common Stock, par value $0.001

          (e)      CUSIP NUMBER:

                   25500 M 103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)      AMOUNT BENEFICIALLY OWNED:

                   Kenneth E. Jones is the trustee of Seahawk Ranch Irrevocable Trust and as such, may be deemed to beneficially own the 583,967 shares of common stock of Ditech Communications Corporation (the "Common Stock") directly held by Seahawk Ranch Irrevocable Trust. Mr. Jones is also a trustee of Seahawk Investment Trust, and as such, may be deemed to beneficially own the 94,438 shares of Common Stock directly held by Seahawk Investment Trust. Mr. Jones is also the beneficial owner of 20,000 shares of Common Stock which may be acquired upon the exercise of stock options exercisable within 60 days of December 31, 2000.

          (b)      PERCENT OF CLASS:

                   Please see Item 11 of pages 2 through 5 of this Schedule
                   13G.

          (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                   (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                            Please see Item 5 of pages 2 through 4 of this
                            Schedule 13G.

                    (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                            Please see Item 6 of pages 2 through 4 of this
                            Schedule 13G.

                   (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                            DISPOSITION OF:

                            Please see Item 7 of pages 2 through 4 of this
                            Schedule 13G.

                   (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                            DISPOSITION OF:

                            Please see Item 8 of pages 2 through 4 of this
                            Schedule 13G.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 12, 2001



                                          /s/ Kenneth E. Jones
                                          -------------------------------------
                                          KENNETH E. JONES

                                    EXHIBIT A

                             JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 12, 2001


                                       SEAHAWK RANCH IRREVOCABLE TRUST


                                       By:  /s/ Kenneth E. Jones
                                           ------------------------------------
                                            Kenneth E. Jones
                                            Trustee


                                       SEAHAWK INVESTMENT TRUST


                                       By:  /s/ Kenneth E. Jones
                                           ------------------------------------
                                            Kenneth E. Jones
                                            Trustee



                                            /s/ KENNETH E. JONES
                                       ----------------------------------------
                                            Kenneth E. Jones